                                                                  EXHIBIT 10.50



                              CONTINGENT STOCK AGREEMENT


     THIS CONTINGENT STOCK AGREEMENT ("Agreement") is made as of this 17th day of October, 1997, by and between MICROTEL INTERNATIONAL, INC. (MICROTEL") and CXR TELCOM CORPORATION ("CXR"), with an address at 4290 East Brickell Street, Ontario, California 91761, CRITICAL COMMUNICATIONS INCORPORATED ("Critical"), with an address at 218 Riverside Avenue, St. Charles, Illinois 60174 and ___________________ (the "Shareholder"), with an address at __________________.


                                 W I T N E S S E T H

     WHEREAS, CXR, MicroTel, the Shareholder and certain other shareholders of Critical (collectively the "Selling Shareholders") are parties to a certain Share Exchange Agreement dated of even date herewith (the "Share Exchange Agreement") whereby MicroTel, in exchange for all of the common stock of Critical, has delivered to the Selling Shareholders Five Hundred Thousand (500,000) shares of MicroTel common stock ("Common Stock") and has executed and delivered this Contingent Stock Agreement; and

     WHEREAS, the value of Critical is difficult to determine and this Contingent Stock Agreement is intended to provide for such difficulty; and

     WHEREAS, pursuant to the terms of the Share Exchange Agreement, the parties thereto have agreed to enter into and are now desirous of entering into this Contingent Stock Agreement.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements hereinafter contained the parties hereto agree as follows:

I.   TERM.

     Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on the date hereof and shall terminate on September 30, 2002 (the "Term").

II.  AT-WILL EMPLOYEE.

     The Shareholder acknowledges that this Contingent Stock Agreement does not constitute a contract of employment. The Shareholder is and will remain at all times an "at will" Employee of Critical (or CXR, if Critical is merged into CXR after the Closing). In the event of a termination of the Shareholder's employment by Critical or CXR other than for cause, such termination shall be governed by a separate severance agreement between CXR, Critical, and the individual Shareholder (the "Severance Agreement") and shall not affect the rights of the Shareholder hereunder.

III. CONTINGENT STOCK AWARD.

     During the Term of this Agreement, the Shareholder shall be eligible for distribution of Common Stock (the "Stock Award") calculated for each period of the Term as set forth on Schedule 1 hereto. The Stock Award shall be issued within 30 days of the end of each period of the Term based on an initial estimate of the Gross Sales during such period, with an adjustment to be made upon receipt of final audited figures. The payment with respect to the period ending September 30, 2002 shall be no later than the fifth anniversary of the date of this Agreement.

IV.  TERMINATION.

     4.1. TERMINATION DUE TO DEATH OR DISABILITY. If, during the Term, the Shareholder shall die or become Disabled, then the Stock Award shall be due for the remainder of the Term; provided, however, that the sales of any New Products (as defined in Schedule 1) first marketed after the date of death or Disability shall not be included in the revenue base for determining the Stock Award. Disability shall be defined as the inability of the Shareholder to perform his duties of employment as a result of a physical or mental disability (i) for a period of 180 consecutive days, or (ii) for shorter periods aggregating 180 days during any period of twelve consecutive months.

     4.2. TERMINATION FOR CAUSE. Critical may at any time during the Term immediately terminate this Agreement and discharge the Shareholder for cause, whereupon Critical's obligation to pay the Stock Award shall terminate on the date of such discharge, and the Shareholder shall have no further right to receive a Stock Award for the current year or any subsequent years, notwithstanding anything herein contained to the contrary. As used herein the term "for cause" shall be deemed to mean and include chronic alcoholism;

drug addiction; misappropriation of a material amount of money or other material assets or properties of MicroTel, Critical and/or CXR or any of their subsidiaries; willful violation of specific and lawful written directions from the Board of Directors of MicroTel, Critical and/or CXR not including the attainment of financial goals or performance objectives; wilful disclosure of trade secrets or other confidential information resulting in substantial detriment to MicroTel, Critical and/or CXR; or conviction in a court of competent jurisdiction of any crime constituting a felony or involving the funds or assets of MicroTel, Critical and/or CXR including, but not limited to, embezzlement and larceny.

     4.3 VOLUNTARY TERMINATION BY THE SHAREHOLDER. If the Shareholder voluntarily resigns or otherwise voluntarily terminates his employment with Critical, then the Shareholder shall not be entitled to the Stock Award for the current year or any subsequent year.

V.   MISCELLANEOUS PROVISIONS.

     5.1. NOTICES AND COMMUNICATIONS. All notices and communications hereunder shall be in writing and shall be hand delivered or sent postage prepaid by registered or certified mail, return receipt requested, to the address first above written or to such other address of which notice shall have been given in the manner herein provided.

     5.2. ENTIRE AGREEMENT. Except for the terms of the Share Exchange Agreement, which are incorporated herein by reference, all prior and contemporaneous agreements and understandings between the parties with respect to the subject matter of this Agreement are superseded by this Agreement, and this Agreement constitutes the entire understanding between the parties. This Agreement may not be modified, amended, changed or discharged except by a writing signed by the parties hereto, and then only to the extent therein set forth.

     5.3. ASSIGNMENT. This Agreement may be assigned by Critical and shall be binding upon and inure to the benefit of Critical's successors and assigns.

     5.4. WAIVER. No waiver of any breach of this Agreement or of any objection to any act or omission connected herewith shall be implied or claimed by any party, or be deemed to constitute a consent to any continuation of such breach, act or omission, unless in a writing signed by the party against whom enforcement of such waiver or consent is sought, and then only to the extent therein set forth.

     5.5. SECTION HEADINGS. The section headings of this Agreement are solely for the purpose of convenience and shall neither be deemed a part of this agreement nor used in any interpretation thereof.

     5.6. GOVERNING LAW. This agreement and the relationship of the parties shall be governed by, and construed in accordance with, the laws of the State of Illinois.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.


Dated:                        MICROTEL INTERNATIONAL, INC.


                              By:
                                 -------------------------------------
                                 Carmine T. Oliva, Chairman,
                                 President and Chief Executive Officer


                              CXR TELCOM CORPORATION




                              By:
                                 -------------------------------------
                                 Henry A. Mourad, President




                              CRITICAL COMMUNICATIONS INCORPORATED



                              By:
                                 -------------------------------------
                                 Henry A. Mourad, President



                              SHAREHOLDER



                              By:
                                 -------------------------------------


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


                                     SCHEDULE 1


     The Shareholder shall be entitled to a Stock Award paid in Shares of MicroTel Common Stock (the "Common Stock") based on a percentage of the Gross Sales ("Gross Sales") of products currently sold by Critical and modifications and enhancements to those products (the "Current Products") and new telecommunication test equipment products developed by one or more of the Selling Shareholders (the "New Products") to the extent that Gross Sales in a given period exceed $1.0 million in accordance with the following schedule:


     PERIOD                   PERCENT OF SALES OVER $1.0 MILLION
     ------                   ----------------------------------
     October 1, 1997 -
     December 31, 1998             [    %]

     1999                          [    %]

     2000                          [    %]

     2001                          [    %]

     2002                          [    %]
     (through September 30, 2002)

     The number of shares of Common Stock to be issued for each Stock Award shall be determined by the following formula:

              (Gross Sales greater than $1,000,000 X percentage)
            -------------------------------------------------------
            Fair Market Value of Common Stock at end of such period

For example, if Gross Sales were $1,8000,000 for the period October 1, 1997 through December 31, 1998 and the Fair Market Value was $2.00 per share on December 31, 1998, the following calculation would be made:

                $800,000 X      %  =            shares
                -----------------     ----------------
                     $2.00

     Fair Market Value shall be determined as of the last business day of the period in question and is defined as follows: (i) If the Stock is not listed on such date on any national securities exchange but is traded in the over-the-counter market, the mean between the highest "bid" and lowest "asked" quotations of a share of Stock on such date (or if none, on the most recent date on which there were bid and offered quotations of a share of Stock), as reported on the National Association of Securities Dealers, Inc.

Automated Quotation System, or, if not so reported, as reported by the National Quotation Bureau, Incorporated, or any other similar service selected by the Committee; or (ii) if the Stock is listed on such date on one or more national securities exchanges, the last reported sale price of a share of Stock on such date as recorded on the composite tape system, or, if such system does not cover the Stock, the last reported sale price of a share of Stock on such date on the principal national securities exchange on which the Stock is listed, or if no sale of Stock took place on such date, the last reported sale price of a share of Stock on the most recent day on which a sale of a share of Stock took place as recorded by such system or on such exchange, as the case may be; or (iii) if the Stock is neither listed on such date on a national securities exchange nor traded in the over-the-counter market, as determined by the Board of Directors of MicroTel.

     The shares of Common Stock issued to the Shareholder pursuant to this Agreement shall have standard "piggy-back" registration rights, subject to the usual underwriters' cutback.

     Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock to be issued to the Shareholder pursuant to this Agreement shall not exceed the number of Shares issued to the Shareholder pursuant to Schedule 1 of the Share Exchange Agreement.


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